Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Kirk Thompson
615 J.B. Hunt Corporate Drive	President and
Lowell, Arkansas 72745	Chief Executive Officer
(NASDAQ: JBHT)	(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS
FOR THE THIRD QUARTER OF 2006

•                            Third Quarter 2006 Revenue:                          $858 million; up 7%

•                            Third Quarter 2006 Operating Income:          $100 million; up 11%*

•                            Third Quarter 2006 EPS:                                  39 cents vs. 35 cents *

                (*3Q05 operating income and EPS excludes a charge)

LOWELL, ARKANSAS, October 13, 2006 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced record third quarter 2006 net earnings of $57.8 million, or diluted earnings per share of 39 cents vs. 2005 third quarter earnings of $39.8 million, or 25 cents per diluted share.  Third quarter 2005 EPS included a 10 cent per share charge, net of income taxes, for settlement of an arbitration claim.

Total operating revenue for the current quarter was $858 million, a 7% increase over the $801 million for the third quarter of 2005.  This increase in operating revenue was primarily attributable to growth in the fleet from 11,752 trucks in the third quarter of 2005 to 12,106 in the third quarter of 2006.  Containers and trailers grew from 49,598 to 51,889 over the same period.  The growth in the fleet was to support additional intermodal and dedicated business.  Freight rates and fuel surcharges were also higher compared with a year ago.

Operating income, excluding the 2005 arbitration claim of $25.8 million, for the current quarter increased 11% to $100 million vs. $91 million for the third quarter of 2005.  Intermodal’s operating margin, excluding the arbitration claim, expanded vs. the same quarter a year ago by 73 basis points and Dedicated Contract Services’ (DCS) operating margin improved by 180 basis points over the same quarter last year.  Truck saw a decline in the operating margin when compared to last year’s third quarter by 120 basis points.

“Demonstrating the power and balance of our economic model, outstanding results in our Intermodal and DCS segments more than offset lower operating income from our Truck segment, resulting in a 36 basis point improvement in the operating ratio.  In fact, 70% of our revenue and 77% of our operating income in the quarter was from non-traditional truckload services.  Despite moderating demand in the freight sectors that are particularly sensitive to interest rates, such as residential construction and autos, our business continues to produce strong returns and excellent cash flow”, said Kirk Thompson, JBHT President and CEO.

Segment Information:

Intermodal (JBI)

•                            Third Quarter 2006 Segment Revenue:                 $366 million; up 12%

•                            Third Quarter 2006 Operating Income:                $46.4 million; up 18%

Intermodal results reflect $46.4 million of operating income, up 18% when compared to the pre- arbitration results of $39.1 million ($13.3 million after the charge) in the third quarter of 2005.   Revenue growth was the result of continued steady load volume growth in excess of 4%.   Rate per mile was 4.4% higher than the same period a year ago.  The freight mix reflected a slightly shorter length of haul this period as the Company added services in lanes that in the past were more traditional truck lanes.  This trend is expected to continue as rail service continues to improve and shippers seek lower cost alternatives.  Rail purchased transportation costs and delivery costs, though higher than the same quarter a year ago, were in line with expectations.  Fixed costs comparisons were favorable over the same period in 2005.

Dedicated Contract Services (DCS)

•                            Third Quarter 2006 Segment Revenue:               $239 million; up 9%

•                            Third Quarter 2006 Operating Income:              $30.8 million; up 26%

DCS continued to add contract business in the current quarter for existing and new customers, resulting in the addition of 66 incremental units during the current quarter, increasing the total tractor fleet count by 284, compared to the third quarter of 2005.  The increase in revenue and operating income was impacted by the contribution of several new accounts emerging from start-up status along with continued focus on base business improvement.  Revenue per truck increased 5% in the current quarter.  Utilization decreased 2.3% and empty miles rose 160 basis points due to moderating demand.   An expected rise in maintenance expenses associated with an older tractor fleet and an unanticipated increase in employee health claims were offset by another solid performance in safety claims and sharply lower fuel prices toward the end of the quarter.

Truck (JBT)

•                            Third Quarter 2006 Segment Revenue:              $259 million; up 0.3%

•                            Third Quarter 2006 Operating Income:             $24.1 million; down 11%

Truck was able to deliver a good operating profit despite softer demand in the freight environment and difficult comparisons caused by storm relief efforts in the third quarter of 2005 and a late start to the typical fall peak season.  Rates from consistent shippers continued to increase, growing by 5.9 cents per mile or approximately 3.5%, while rates from unplanned activity (spot pricing, back-up pricing and paid deadhead) fell 6.4 cents per mile, or 3%, vs. the same quarter in 2005.  To combat a shortage of drivers, significant modifications to driver pay plans were made early in the quarter.  The higher driver pay without the expected seasonal pick-up in business negatively impacted operating profit.

Cash Flow and Capitalization:

During the third quarter of 2006, 3.2 million shares of JBHT stock were purchased at a cost of approximately $67 million.  During the quarter a number of trailers that had been leased were purchased by borrowing $100 million.  At the beginning of 2006, $124 million was owed on credit facilities.  As of September 30, 2006, $380 million was owed.

This press release contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2005. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30
	2006		2005
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$734,139		$710,936
Fuel surcharge revenues	124,126		90,204
Total operating revenues	858,265	100.0%	801,140	100.0%

Operating expenses
Salaries, wages and employee benefits	229,668	26.8%	218,487	27.3%
Rents and purchased transportation	288,096	33.6%	265,951	33.2%
Fuel and fuel taxes	119,663	13.9%	104,234	13.0%
Depreciation and amortization	45,812	5.3%	41,108	5.1%
Operating supplies and expenses	37,028	4.3%	35,535	4.4%
Insurance and claims	14,325	1.7%	14,117	1.8%
Operating taxes and licenses	8,829	1.0%	9,178	1.1%
General and administrative expenses, net of gains	8,482	1.0%	15,943	2.0%
Communication and utilities	5,873	0.7%	5,684	0.7%
Arbitration settlement	—	—	25,801	3.2%
Total operating expenses	757,776	88.3%	736,038	91.9%
Operating income	100,489	11.7%	65,102	8.1%
Net interest expense	5,156	0.6%	1,388	0.2%
Equity in loss of associated companies	523	0.1%	856	0.1%
Earnings before income taxes	94,810	11.0%	62,858	7.8%
Income taxes	36,976	4.3%	23,015	2.9%
Net earnings	$57,834	6.7%	$39,843	5.0%
Weighted average diluted shares outstanding	148,680		161,174
Diluted earnings per share	$0.39		$0.25

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Nine Months Ended September 30
	2006		2005
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,148,215		$2,049,694
Fuel surcharge revenues	328,204		219,830
Total operating revenues	2,476,419	100.0%	2,269,524	100.0%

Operating expenses
Salaries, wages and employee benefits	668,295	27.0%	633,025	27.9%
Rents and purchased transportation	837,225	33.8%	758,326	33.4%
Fuel and fuel taxes	339,446	13.7%	276,612	12.2%
Depreciation and amortization	133,862	5.4%	120,448	5.3%
Operating supplies and expenses	108,599	4.4%	98,399	4.3%
Insurance and claims	42,125	1.7%	38,947	1.7%
Operating taxes and licenses	25,921	1.0%	27,393	1.2%
General and administrative expenses, net of gains	26,356	1.1%	36,470	1.6%
Communication and utilities	17,304	0.7%	16,828	0.7%
Arbitration settlement	—	—	25,801	1.1%
Total operating expenses	2,199,133	88.8%	2,032,249	89.5%
Operating income	277,286	11.2%	237,275	10.5%
Net interest expense	8,726	0.4%	4,000	0.2%
Equity in loss of associated companies	2,744	0.1%	2,991	0.1%
Earnings before income taxes	265,816	10.7%	230,284	10.1%
Income taxes	103,668	4.2%	88,311	3.9%
Net earnings	$162,148	6.5%	$141,973	6.3%
Weighted average diluted shares outstanding	153,816		163,674
Diluted earnings per share	$1.05		$0.87

Financial Information By Segment

(unaudited)

	Three Months Ended September 30
	2006		2005
	Dollar	% Of	Dollar	% Of
	Amounts	Total	Amounts	Total
	(000)		(000)

Revenue

Intermodal	$366,470	43%	$328,337	42%
Dedicated	238,576	28%	218,743	27%
Truck	259,148	30%	258,481	32%
Subtotal	864,194	101%	805,561	101%
Intersegment eliminations	(5,929)	(1)%	(4,421)	(1)%
Consolidated revenue	$858,265	100%	$801,140	100%

Operating income

Intermodal	$46,358	46%	$13,336	21%
Dedicated	30,817	31%	24,385	37%
Truck	24,140	24%	27,104	42%
Other (1)	(826)	(1)%	277	0%
Operating income	$100,489	100%	$65,102	100%

	Nine Months Ended September 30
	2006		2005
	Dollar	% Of	Dollar	% Of
	Amounts	Total	Amounts	Total
	(000)		(000)

Revenue
Intermodal	$1,043,301	42%	$924,833	41%
Dedicated	681,757	28%	622,039	27%
Truck	768,369	31%	736,363	33%
Subtotal	2,493,427	101%	2,283,235	101%
Intersegment eliminations	(17,008)	(1)%	(13,711)	(1)%
Consolidated revenue	$2,476,419	100%	$2,269,524	100%

Operating income

Intermodal	$125,651	45%	$86,362	37%
Dedicated	79,577	29%	71,496	30%
Truck	71,983	26%	78,572	33%
Other (1)	75	0%	845	0%
Operating income	$277,286	100%	$237,275	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended September 30
	2006	2005

Intermodal (JBI)

Loads	158,188	151,556
Average length of haul	1,980	2,007
Revenue per load	$2,317	$2,166
Average tractors during the period *	1,527	1,283
Tractors (end of period)
Company owned	1,518	1,294
Independent contractor	19	7
Total Tractors	1,537	1,301
Containers (end of period)	26,263	23,629
Average effective trailing equipment usage	25,433	23,176

Dedicated (DCS)

Loads	353,378	346,936
Average length of haul	261	266
Revenue per truck per week **	$3,553	$3,402
Average trucks during the period ***	5,230	4,985
Trucks (end of period)
Company owned	5,070	4,723
Independent contractor	125	173
Customer owned (DCS Operated)	72	87
Total Trucks	5,267	4,983
Trailers (end of period)	6,519	6,286
Average effective trailing equipment usage	12,572	11,980

Truck (JBT)

Loads	224,805	226,103
Average length of haul	527	558
Loaded miles (000)	115,886	125,188
Total miles (000)	130,718	140,655
Average non-paid empty miles per load	66.1	63.2
Revenue per tractor per week **	$3,817	$3,710
Average tractors during the period *	5,300	5,409
Tractors (end of period)
Company owned	4,358	4,496
Independent contractor	944	972
Total Tractors	5,302	5,468
Trailers (end of period)	19,107	19,683
Average effective trailing equipment usage	13,412	14,138

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company owned, independent contractor, and customer owned trucks

Operating Statistics by Segment

(unaudited)

	Nine Months Ended September 30
	2006	2005

Intermodal (JBI)

Loads	461,770	441,035
Average length of haul	1,991	2,006
Revenue per load	$2,259	$2,097
Average tractors during the period *	1,458	1,235
Tractors (end of period)
Company owned	1,518	1,294
Independent contractor	19	7
Total Tractors	1,537	1,301
Containers (end of period)	26,263	23,629
Average effective trailing equipment usage	24,567	22,667

Dedicated (DCS)

Loads	1,026,993	1,014,086
Average length of haul	265	264
Revenue per truck per week **	$3,460	$3,221
Average trucks during the period ***	5,118	5,006
Trucks (end of period)
Company owned	5,070	4,723
Independent contractor	125	173
Customer owned (DCS Operated)	72	87
Total Trucks	5,267	4,983
Trailers (end of period)	6,519	6,286
Average effective trailing equipment usage	12,486	11,854

Truck (JBT)

Loads	676,961	678,901
Average length of haul	535	551
Loaded miles (000)	354,464	370,775
Total miles (000)	397,720	414,026
Average non-paid empty miles per load	63.6	62.1
Revenue per tractor per week **	$3,715	$3,535
Average tractors during the period *	5,382	5,416
Tractors (end of period)
Company owned	4,358	4,496
Independent contractor	944	972
Total Tractors	5,302	5,468
Trailers (end of period)	19,107	19,683
Average effective trailing equipment usage	13,609	14,388

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company owned, independent contractor, and customer owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$18,076	$7,412
Accounts receivable	343,473	343,501
Prepaid expenses and other	77,747	123,777
Total current assets	439,296	474,690
Property and equipment	1,856,699	1,591,561
Less accumulated depreciation	600,596	537,502
Net property and equipment	1,256,103	1,054,059
Other assets	15,411	20,125
	$1,710,810	$1,548,874

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$214,000	$—
Trade accounts payable	177,251	162,749
Claims accruals	19,629	15,651
Accrued payroll	52,320	61,001
Other accrued expenses	9,062	9,198
Deferred income taxes	6,034	27,487
Total current liabilities	478,296	276,086

Long-term debt	166,000	124,000
Other long-term liabilities	58,103	45,834
Deferred income taxes	305,301	285,929
Stockholders’ equity	703,110	817,025
	$1,710,810	$1,548,874

Supplemental Data

(unaudited)

	September 30, 2006	December 31, 2005

Actual shares outstanding at end of period (000)	144,292	153,813

Book value per actual share outstanding at end of period	$4.87	$5.31